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Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO Randall J. Larson, Executive Vice President/CFO 303-626-8200

TRANSMONTAIGNE ANNOUNCES RESULTS FOR FISCAL YEAR END JUNE 30, 2003
AND SCHEDULED CONFERENCE CALL

Monday, September 29, 2003	Immediate Release

Denver, Colorado—TransMontaigne Inc. (AMEX:TMG) today announced financial results for the three months and the fiscal year ended June 30, 2003. The Company today filed its Annual Report on Form 10-K with the Securities and Exchange Commission.

FOR THE THREE MONTHS AND YEARS ENDED
JUNE 30, 2003 AND 2002
(000s, except per share data)

	Three Months Ended		Year Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Income Statement Data
Revenues(5)	$2,212,567	2,016,243	8,323,989	6,064,556
Net operating margin(1)	20,005	16,581	107,794	91,502
Operating income (loss)(2)	2,089	(3,133)	46,483	33,419
Earnings (loss) before income taxes and change in accounting principle	(6,743)	(10,858)	27,162	14,023
Net earnings (loss) before change in accounting principle	(6,375)	(6,868)	14,642	8,558
Net earnings (loss)	(6,375)	(6,868)	6,803	8,558
Net earnings (loss) attributable to common stockholders	(7,374)	(10,908)	2,819	(2,793)
Net earnings (loss) per common share—basic	(0.19)	(0.35)	0.07	(0.09)
Supplemental Financial Data
EBITDA(3)	8,060	2,256	66,228	51,412
Operating results for debt covenant compliance(4)	21,825	974	61,540	64,388
Cash Flow Activities
Net cash provided (used) by operating			33,323	(101,512)
Net cash provided (used) by investing			(170,625)	102,778
Net cash provided (used) by financing			134,419	3,811
	June 30, 2003	June 30, 2002
Balance Sheet Data
Working capital	63,946	168,092
Long-term debt	200,000	187,000

(1)
Net operating margin represents revenues, less product costs and other direct costs and expenses.

(2)
Operating income represents net operating margin less selling, general and administrative expenses, corporate relocation and transition expenses, and depreciation and amortization.

(3)
EBITDA is defined as earnings before income taxes, interest expense, net, other financing costs, net, and depreciation and amortization.

(4)
See attached reconciliation of operating results for debt covenant compliance to reported operating income and net earnings.

(5)
Certain amounts in the prior periods have been reclassified to conform to the presentation in the current period.

Net earnings for the fiscal year ended June 30, 2003, were $6.8 million compared to $8.6 million for the fiscal year ended 2002. Net earnings in the current fiscal period were impacted by inventory gains recognized, gains deferred, and lower of cost or market write-downs, which affects comparability amongst the periods. TransMontaigne believes that Operating results for debt covenant compliance, which eliminates the impact of these inventory adjustments, is a useful measure to evaluate and compare performance between reporting periods.

Operating results for debt covenant compliance for the fiscal year ended June 30, 2003 were $61.5 million, as compared to $64.3 million during the fiscal year ended June 30, 2002. Operating results for debt covenant compliance for the first through fourth quarters of the current fiscal year were $8.5 million, $14.9 million, $16.3 million and $21.8 million, respectively. The $2.8 million decrease for the current fiscal year was due to the combination of lower light oil marketing margins during the first fiscal quarter offset by increased terminaling and heavy oil marketing margins in the third and fourth quarters, primarily related to our February 28, 2003 Coastal Fuels acquisition.

Reported sales for the fiscal year ended June 30, 2003 were $8.3 billion, up from $6.1 billion for the prior year. For the three months ended June 30, 2003, gross sales revenues were $2.2 billion as compared to $2.0 billion for the prior comparable period. Revenues from deliveries of physical product are now being presented on a gross basis on the face of the Statement of operations in accordance with EITF 02-03. In the prior fiscal year, the Company had been reporting sales revenues net of product costs on the Statement of operation in accordance with the initial consensus on EITF 02-03. Effective this current fiscal year, sales again are reported on a gross sales basis and have been recast for all previous reporting periods.

Prior to October 1, 2002, the Company marked to market its discretionary inventory volumes held for immediate sale or exchange in accordance with the Emerging Issues Task Force guidance issued in EITF 98-10. On October 25, 2002, new guidance was issued in EITF 02-03 that rescinded the guidance provided in EITF 98-10 and requires that our discretionary inventories be carried at the lower of cost or market effective October 1, 2002. During periods of rising product prices, such as the quarter ended June 30, 2003, losses on our risk management activities from hedging our discretionary inventory would be recognized in periods preceding the actual sale of that inventory. EITF 02-03 requires that the current $5.9 million excess market value over cost of our discretionary inventory held for immediate sale or exchange on June 30, 2003, be deferred until that inventory is sold to our customers, thereby lowering reported operating income during the fourth fiscal quarter. Correspondingly, our first quarter of 2004 fiscal year, will benefit from these lower cost inventories being sold into a higher priced market. This transfer of net operating margins between reporting periods, caused by the new EITF 02-03 guidance, will only be significant if the value of petroleum products is rising at the end of our reporting periods. During periods of stable or declining product prices, period over period GAAP operating income results will more closely reflect the reported Operating results for debt covenant compliance.

During this current fiscal year, we have significantly restructured our working capital facility, our long-term debt facility and redeemed our Series A Convertible Preferred Stock. Specifically, on February 28, 2003, we executed a new credit agreement with UBS AG that provides for a $275 million working capital credit facility, secured only by our current accounts receivable and inventory, and entered into a $200 million Senior Secured Term Loan. Proceeds from the Senior Secured Term Loan were used to consummate the previously mentioned acquisition of the Coastal Fuels assets. On May 30, 2003, we consummated the issuance of $200 million aggregate principal amount of 9 1/8% unsecured Senior Subordinated Notes due 2010 and utilized these proceeds to repay the $200 million Senior Secured Term Loan to UBS AG leaving our terminals and pipelines unencumbered. Then, on June 30, 2003, the Company redeemed the remaining outstanding shares of Series A Convertible Preferred Stock for approximately $24.4 million in cash. In combination, these new credit facilities and the preferred stock redemption provide the Company considerable financing flexibility for future growth and expansion.

Attached is supplemental information regarding the reconciliation of our operating results for debt covenant compliance to EBITDA and net earnings before change in accounting principle.

Conference Call

TransMontaigne Inc. also announced today that it has scheduled a conference call for Wednesday, October 1, 2003 at 11:00 a.m. (EDT) regarding the above information. Analysts, investors and other interested parties are invited to listen to management's presentation of the annual results and the supplemental financial information by accessing the call as follows:

888-273-9887
Ask for:
TransMontaigne

A playback of the conference call will be available from 12:30 p.m. (MDT) on Wednesday, October 1, 2003 until 11:59 p.m. (MDT) on Wednesday, October 8, 2003 by calling:

USA: 800-475-6701
International: 320-365-3844
Access Code: 700433

TransMontaigne Inc. is a refined petroleum products distribution and supply company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company's principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) supply, distribution and marketing and (iii) supply management services. The Company's customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products. Corporate news and additional information about TransMontaigne Inc. is available 24 hours a day, 7 days a week on the Company's web site: www.transmontaigne.com

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

Supplement A

TRANSMONTAIGNE INC. AND SUBSIDIAIRES

Operating Results for Debt Covenant Compliance

	Three Months Ended June 30, 2003	Year Ended June 30, 2003
Net Operating Margins:
Terminals, Pipelines and Tugs and Barges(1)
Historical facilities	$9,837	42,384
Coastal facilities(2)	3,732	5,408

Total Terminals, Pipelines and Tugs and Barges	13,569	47,792

Supply, Distribution and Marketing(3)
Light oil marketing:
Rack sales margins	8,116	15,476
Contract sales margins	9,947	18,878
Bulk sales margins	(68)	35,560

Margins before hedging cost	17,995	69,914
Repurchasing positions during liquidation and rolling inventory hedges	(4,337)	(32,777)

Margins net of hedging activity	13,658	37,137
Trading activity	786	(1,139)

	14,444	35,998
Supply management services	1,947	13,017
Heavy oil marketing(2)	3,810	6,299

Total Supply, Distribution and Marketing	20,201	55,314

Total Net Operating Margins	33,770	103,106
Selling, General and Administrative Expenses	(11,945)	(41,940)
Dividend Income	—	374

Operating Results for Debt Covenant Compliance	$21,825	61,540

(1)
We measure the financial performance of our terminal, pipeline and tug and barge operations utilizing the accrual method of accounting.

(2)
The acquisition of both Coastal Fuels Marketing, Inc. and Coastal Tug and Barge, Inc. closed on February 28, 2003, and accordingly, the net operating margins attributable to those activities are included only from the date of acquisition.

(3)
We measure the financial performance of our supply, distribution, and marketing segment pursuant to the mark-to-market method of accounting. Our inventories—discretionary volumes held for immediate sale or exchange are an integral component of our supply, distribution and marketing activities and, therefore, are measured at fair value for purposes of determining our net operating margins attributable to our supply, distribution, and marketing segment. The mark-to-market method of accounting requires that the effect of changes in the fair value of our supply, distribution, and marketing activities be included in net operating margins.

Supplement B

TRANSMONTAIGNE INC. AND SUBSIDIAIRES
Reconciliation of Operating Results for Debt Covenant Compliance to Net Earnings

	Three Months Ended June 30,		Year Ended June 30,
	2003	2002	2003	2002
Operating results for debt covenant compliance(1)	$21,825	974	61,540	64,388
Gains recognized on beginning inventories—discretionary volumes	—	—	12,644	—
Gains deferred on ending inventories—discretionary volumes	(5,855)	—	(5,855)	—
Decrease in FIFO cost basis on base operating inventory volumes	(7,887)	—	(7,887)	—
Net operating margins recognized on sale of inventories—minimum volumes	—	—	18,854	—
Lower of cost or market write-down on base operating inventory volumes	(23)	—	(12,435)	—
Lower of cost or market write-down on inventories—minimum volumes	—	—	(633)	(12,963)
Gain (loss) on disposition of assets, net	—	1,282	—	(13)

EBITDA	8,060	2,256	66,228	51,412
Depreciation and amortization	(5,971)	(4,107)	(19,371)	(16,556)
Interest expense, net	(4,469)	(2,714)	(14,419)	(11,837)
Other financing costs, net	(4,363)	(6,293)	(5,276)	(8,996)
Income tax (expense) benefit	368	3,990	(12,520)	(5,465)

Net earnings (loss) before change in accounting principle	$(6,375)	(6,868)	14,642	8,558

(1)
We believe that operating results for debt covenant compliance is a useful measure for evaluating our performance because it eliminates the impact on our operating results from gains recognized and deferred on discretionary inventory volumes and the impairment of our inventories—minimum volumes. We believe that, in addition to operating income, cash flow from operating activities and EBITDA, operating results for debt covenant compliance is a useful measure of our financial performance reflecting our ability to incur and service debt and to fund capital expenditures. For that reason, operating results for debt covenant compliance is used as a measure of our financial performance in our working capital credit facility.

Supplement C

TRANSMONTAIGNE INC. AND SUBSIDIARIES
Quarterly Operating Results for Debt Covenant Compliance for Fiscal Years Ended June 30, 2003, 2002 and 2001

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	Total
Fiscal Year Ended June 30, 2003
Terminals, pipeline and tugs and barges:
Historical facilities	$10,928	10,745	10,874	9,837	42,384
Coastal fuels assets	—	—	1,676	3,732	5,408
Product supply distribution and marketing:
Light oil	7,612	13,343	11,669	16,391	49,015
Heavy oil	—	—	2,489	3,810	6,299

Net operating margins	18,540	24,088	26,708	33,770	103,106
Dividend income	374	—	—	—	374
Selling, general and administrative	(9,331)	(8,775)	(10,440)	(11,945)	(40,491)
Corporate relocation	(1,084)	(365)	—	—	(1,449)

Operating results for debt covenant compliance*	$8,499	14,948	16,268	21,825	61,540

Fiscal Year Ended June 30, 2002
Terminals, pipeline and tugs and barges:
Historical facilities	$8,341	8,513	9,596	9,268	35,718
Product supply distribution and marketing:
Light Oil	27,599	13,729	20,106	7,313	68,747

Net operating margins	35,940	22,242	29,702	16,581	104,465
Dividend income and equity earnings	1,349	108	(7)	—	1,450
Selling, general and administrative	(8,465)	(8,185)	(8,955)	(9,606)	(35,211)
Corporate relocation	—	—	(315)	(6,001	(6,316)

Operating results for debt covenant compliance*	$28,824	14,165	20,425	974	64,388

Fiscal Year Ended June 30, 2001
Terminals, pipeline and tugs and barges:
Historical facilities	$12,352	12,031	10,220	11,287	45,890
Product supply distribution and marketing:
Light Oil	8,310	10,865	14,640	12,503	46,318

Net operating margins	20,662	22,896	24,860	23,790	92,208
Dividend income and equity earnings	919	820	766	555	3,060
Selling, general and administrative	(7,237)	(8,157)	(9,102)	(9,576)	(34,072)

Operating results for debt covenant compliance	$14,344	15,559	16,524	14,769	61,196

*
See attached reconciliation of operating results for debt covenant compliance to net earnings (loss) before change in accounting principle.

Supplement D

TRANSMONTAIGNE INC. AND SUBSIDIAIRES
Discretionary Working Capital Provided by Operations

	Year Ended June 30, 2003	Year Ended June 30, 2002	Year Ended June 30, 2001
Operating results for debt covenant compliance	$61,540	64,388	61,196
Less: interest expense	(14,705)	(12,436)	(17,030)
Less: cash taxes	(315)	(643)	(735)
Less: maintenance capital expenditures	(3,649)	(2,191)	(3,345)
Less: preferred stock dividends paid in cash	(4,501)	0	(4,253)

Discretionary working capital provided by operations	$38,370	49,118	35,833

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  Exhibit 99.1